Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of PRIME NUMBER HOLDING LIMITED on Amendment No.2 to Form F-4 (File No. 333-271994), of our report dated February 10, 2023, with respect to our audits of the financial statements of noco-noco Ptd. Ltd. as of June 30, 2022 and 2021 and for each of the two years in the period ended June 30, 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLP

New York, USA

July 17, 2023

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com